CONCESSION CONTRACT FOR OPERATING CASINO GAMES OF CHANCE OR GAMES OF OTHER FORMS IN THE MACAU SPECIAL ADMINISTRATIVE REGION

The following parties to this contract were present on June 26th, 2002 at the Government Headquarters on Avenida da Praia Grande, the Macau Special Administrative Region in the presence of Chu Iek Chong, acting on behalf of the private notary of the Finance Department of the Macau SAR, appointed for this purpose by the Chief Executive:

Party A:	the Macau Special Administrative Region (the “Macau SAR”), represented by Ho Hau Wah, the Chief Executive. Ho Hau Wah, married, with his office at the Government Headquarters on Avenida da Praia Grande, the Macau SAR. His identity and authority was verified in accordance with Article 45 of the Basic Law of the Macau SAR; and

Party B:	Galaxy Casino Company Limited, with its headquarters at Avenida da Praia Grande, n. °409, Edif, “China Law”, 25°, Macau and its registration number in the Company and Vehicle Registration Bureau 15066, represented by Fan, Siu Pang (5400 1421 2590), married, living at Sunrise Court, 95 Blue Pool Road, Flat C, Hong Kong; and Lui, Chee Woo (0712 1807 0735), married, living at 29/F, Ka Wah Centre, 191 Java Road, Hong Kong. The identities and authority of the two persons were verified [by the notary public] based on the certificate issued by the Company and Vehicle Registration Bureau. Such certificate was filed [by the notary public] for records.

The identities of Party A and Party B were also verified [by the notary public] based on my personnel knowledge for Party A and by their Hong Kong ID cards, no. B452583(9), of May 30th 1990, and no. A481605(9), of June 26th 1990, issued by the Hong Kong Identification Department.

Party A, in the above identity, states as follows:

—	As instructed by the Chief Executive Order No. 217/2001, a public tender was conducted to grant three concessions to operate casino games of chance or games of other forms;

—	The opening of tender submissions marked the commencement of the public tender to grant three concessions to operate casino games of chance or games of other forms. The process of opening tender submissions consisted of two stages: the stage in which the envelopes marked “Documents” were opened and the stage in which the envelopes marked “Tender Submissions” were opened. Thereafter, there was a consultation period during which the tender submissions were explained and examined. The public tender process ended after a report stating the reasons for granting the concessions had been prepared. Based on the report, the Chief Executive granted provisional concessions to operate casino games of chance or games of other forms;

—	Pursuant to the Chief Executive Order No. 26/2002, one of the provisional concessions to operate casino games of chance or games of other forms was granted to Galaxy Casino Company Limited (the “Concessionaire”);

—	Pursuant to the tender submissions submitted by the Concessionaire in the first public tender to grant three concessions to operate casino games of chance or games of other forms in the name of a tenderer, a management company under the “Venetian” group shall be responsible for the management of the Concessionaire according to the agreement concluded by the management company and the Concessionaire;

—	As required by Article 84.1 of the Administrative Regulations No. 26/2001, the Concessionaire has already provided the guarantee for its performance of statutory obligations or contractual obligations;

—	As required by Article 82.5 of the Administrative Regulations No. 26/2001, the Concessionaire has proved to the Commission for the First Public Tender to Grant Concessions to Operate Casino Games of Chance (the “Tender Commission”) that its share capital has already been paid up in cash in an amount no less than MOP 200,000,000 and such share capital has been deposited into a local credit institution or a branch or affiliate of a credit institution that is authorized to operate business in the Macau SAR;

—	The Concessionaire has agreed to a proposed draft of this Concession Contract for Operating Casino Games of Chance or Games of Other Forms in the Macau SAR (this “Concession Contract”);

—	The Concessionaire, shareholders of owning 5% or more of its share capital and its directors have undergone the qualification examination process. Such process ended after the completion of a relevant report. The report states that the above entities have the appropriate qualifications;

—	The Concessionaire has undergone the examination process as to whether it has the financial capacity to operate casino games of chance or games of other forms. Such process ended after the completion of a relevant report. The report states that the Concessionaire has the appropriate financial capacity; [and]

—	Pursuant to the Chief Executive Order No. [ ]/2002, one of the concessions to operate casino games of chance or games of other forms was granted to Galaxy Casino Company Limited.

Based on the above statements and upon consultation of the Parties, it is agreed to conclude this Concession Contract. This Concession Contract includes the following provisions:

CHAPTER 1

SUBJECT MATTER, TYPE AND TERM OF THE CONCESSION

Article 1   Subject Matter of the Concession

1.	The subject matter of the concession granted under this Concession Contract shall be the operation of casino games of chance or games of other forms in the Macau Special Administrative Region of the Peoples’ Republic of China (hereinafter referred to as the Macau SAR or the “Concession-Granting Entity”).

2.	The concession does not include the following gaming activities:

(1)	mutual bets;

(2)	without prejudice to the applicability of Article 3.7 of the Law No. 16/2001, gaming activities provided to the public;

(3)	interactive gaming; and

(4)	without prejudice to the applicability of Articles 5.3(1) and 5.4 of the Law No. 16/2001, games of chance or any other gaming, betting or gambling activities on ships or planes.

Article 2   Purposes of the Concession

The Concessionaire shall have the following obligations:

1.	ensure the proper operation and conduct of casino games of chance or games of other forms;

2.	regarding the management and conduct of casino games of chance or games of other forms, only employ people that have appropriate qualifications to do their jobs and to assume relevant responsibilities;

3.	operate and conduct casino games of chance or games of other forms in a fair and honest manner without the influence of criminal activities; and

4.	safeguard and ensure the Macau SAR’s interests in tax revenue from the operation of casinos and other gaming areas of the Concessionaire.

Article 3   Governing Law and Court of Competent Jurisdiction

1.	This Concession Contract shall be exclusively governed by the laws of the Macau SAR.

2.	The Concessionaire recognizes and accepts the exclusive jurisdiction of the court of the Macau SAR in case of any potential dispute or conflict of interests and therefore waives its right to file lawsuit in any court outside the Macau SAR.

Article 4   Compliance with Laws of the Macau SAR

The Concessionaire must comply with applicable laws of the Macau SAR and it waives its right to apply regulations of a place other than the Macau SAR which exempt itself from performing obligations or acts that must be performed by it or that are imposed on it.

Article 5   Participation in the Operation of Games of Chance or Games of Other Forms in Other Jurisdictions

1.	The Concessionaire must inform the government of the Macau SAR (hereinafter referred to as “the government”) of its participation in the operation of casino games of chance or games of other forms in any other jurisdictions, including participation in the operation through a management contract, or of such intent. If the Concessionaire is aware that any of its directors or controlling shareholders, including the ultimate controlling shareholders, or any shareholder that directly or indirectly holds the equivalent of 10% or more of its share capital has the intent to participate in the operation of casino games of chance or games of other forms in any other jurisdictions, it must also inform the government immediately.

2.	For the purpose of the preceding paragraph, the Concessionaire must submit and give to the government or procure to obtain and submit or give to the government, as the case may be, any documents, information or materials that may be requested, except those which are considered as confidential by law.

Article 6   Concession System

The legal framework of the concession system consists of the following laws and regulations: the legal system for operating casino games of chance or games of other forms as approved by the Law No. 16/2001, the Administrative Regulations No. 26/2001, the implementing rules for operating games of chance ( namely the rules stated in Article 55 of the Law No. 16/2001 and other supplemental regulations stated in the Law No. 16/2001) and this Concession Contract.

Article 7   Operation of the Conceded Business

The Concessionaire must operate the conceded business in accordance with the provisions and conditions set forth in this Concession Contract.

Article 8   Term of the Concession

1.	The term of the concession granted hereunder shall be 20 years from June 27th , 2002 to June 26th 2022.

2.	The provisions of the preceding paragraph shall not operate to the prejudice of the survival of certain provisions contained herein after the expiration of the concession.

CHAPTER 2

PLACES FOR OPERATING AND RUNNING CASINOS AND OTHER GAMING AREAS

Article 9   Places for Operating the Conceded Business

1.	During the operation of its business, the Concessionaire may only operate games of chance or games of other forms in casinos and other gaming areas previously authorized and categorized by the government.

2.	The use of any other places to operate the conceded business must be subject to the approval of the government.

Article 10   Types of Games, Gaming Tables and Electrical or Mechanical Gaming Machines

1.	The Concessionaire is permitted to operate all games of chance set forth in Article 3.3 of the Law No.16/2001 and other games of chance based on Articles 3.4 and 3.5 of the above law. The Concessionaire is also permitted to operate any electrical or mechanical gaming machines, including slot machines, in accordance with law.

2.	The Concessionaire must submit a list to the Gambling Inspection and Coordination Bureau (the “GICB”) in December of each year, setting forth the number of gaming tables and electrical or mechanical gaming machines, including slot machines, that it intends to operate during the following year, together with their location.

3.	The number of gaming tables and electrical or mechanical gaming machines, including slot machines, to be operated by the Concessionaire may be modified by prior notification to the GICB.

4.	The Concessionaire must maintain and operate in its casinos a minimum types of games as per the instruction of the GICB.

Article 11   Continuous Operation of Casinos

1.	The Concession must open its casinos for business everyday.

2.	Without prejudice to the applicability of the preceding paragraph, the Concessionaire can establish the daily period during which its casinos and the activities therein will be open to the public.

3.	The set up of daily business hours during which the casinos and the activities therein are open to the public must be communicated to the government in advance and shall be posted on the entrance of each casino.

4.	If the Concessionaire wishes to change the daily business hours during which the casinos and the activities therein are open to the public, it shall inform the government at least three days in advance.

Article   12 Suspension of the Operation of Casinos and Other Gaming Areas

1.	If the Concessionaire wishes to suspend the operation of one or more of its casinos and other gaming areas during one or several days, it must ask for permission of the government by submitting a written application stating the reasons therefor at least three days in advance.

2.	The permission set forth in the preceding paragraph is not required in case of emergency or force majeure, especially in case of serious incidents, catastrophes or natural disasters that seriously endanger human lives. Under the above conditions, the Concessionaire shall promptly inform the government of the suspension of the operation of its casinos or other gaming areas.

Article 13   Electronic Monitoring and Surveillance Equipment

1.	The Concessionaire must install electronic monitoring and surveillance equipment approved by the GICB and of a high international quality standard in casinos and other gaming areas. For this purpose, the Concessionaire shall submit a written application stating the proposed equipment and relevant technical specifications. However, the GICB may at any time request models or samples of such equipment.

2.	If so requested by the GICB, the Concessionaire shall also install electronic monitoring and surveillance equipment approved by the GICB at other areas adjacent to casinos and other gaming areas or other areas leading to or connecting with casinos and other gaming areas.

3.	If the GICB makes a request with a reason, in particular in order to ensure that the electronic monitoring and surveillance equipment can maintain a high international quality standard as mentioned in paragraph 1, the Concessionaire must install new electronic monitoring and surveillance equipment approved by the GICB.

4.	If the Concessionaire is aware of any criminal acts or illegal administrative acts as well as other illegal acts that it deems as serious, it must immediately report the same to the competent authorities.

CHAPTER 3

CONCESSIONAIRE

Article 14   Business, Address and Form of the Company

1.	The business operated by the Concessionaire must be solely the operation of casino games of chance or other games in the casino.

2.	Subject to the permission of government, the business operated by the Concessionaire may include related facilities/activities to the operation of casino games of chance or other games in the casino.

3.	The Concessionaire must maintain its office in the Macau SAR and must maintain its status as a company with liability limited by shares.

Article 15   Share Capital and Shares

1.	The Concessionaire must maintain a share capital in an amount no less than MOP 200,000,000.

2.	If and when due to the situation afterwards, it is necessary for the Chief Executive to order to increase the share capital, the Concessionaire must increase its share capital. 3. All share capital of the Concessionaire shall be represented by nominative shares.

4.	The increase of share capital of the Concessionaire by means of public offering must be subject to the permission of the government.

5.	The issuance of preferential shares by the Concessionaire must be subject to the permission of the government.

6.	Without prejudice to the applicability of the preceding paragraph, the establishment or issuance of types or categories of shares representing the share capital of the Concessionaire or the change/transformation of such shares must be subject to the permission of the government.

7.	The Concessionaire must take measures to ensure that all share capital of legal persons that hold shares of the Concessionaire, legal persons that hold capital contributions of the above legal person shareholders and so on up to the ultimate shareholders (both natural persons and legal persons) that hold shares of the above shareholders shall be represented only by nominative shares, save that this paragraph shall not apply to the shares of a listed company that are traded on a stock market.

Article 16   Transfer of Shares and Creation of Encumbrances

1.	Any inter vivos transfer of or creation of encumbrances over the ownership of shares representing the share capital of the Concessionaire or other rights relating to such shares, and any act involving the granting of voting rights or other shareholders’ rights to persons other than the original owners, shall be subject to the permission of the government.

2.	For the applicability of the provisions of the preceding paragraph, the Concessionaire shall have the obligation to refuse, under any circumstances, to record the shareholding of any entity which obtains or owns shares representing its shareholding in the share capital in violation of the provisions contained herein or the law, shall not regard such entity as a shareholder, and it shall not expressly or implicitly recognize any validity of the above inter vivos transfer or creation of encumbrances.

3.	Any transfer mortis causa of the ownership of shares representing the share capital of the Concessionaire or other rights relating to such shares shall be promptly notified to the government. The Concessionaire must also take measures at the same time to record such transfer in its registers.

4.	Upon obtaining the permission referred to in paragraph 1, if an owner of shares representing the ownership of the share capital of the Concessionaire or other rights relating to such shares transfers or creates encumbrance over such ownership or rights, or grants the voting rights or other shareholders’ rights to other persons, he shall promptly notify the Concessionaire of the relevant fact. After the Concessionaire makes the relevant record in its registers or completes similar procedures, it shall notify the GICB within 30 days and shall submit a copy of the document legalizing the relevant legal acts and provide detailed information relating to any other stipulated provisions and terms.

5.	The Concessionaire shall also take measures to obtain the permission of the government with regard to the following acts: any transfer inter vivos of the ownership of shares or other rights relating to such shares of its shareholders (both natural persons and legal persons), any transfer inter vivos of shares of the above legal person company (both natural persons and legal persons), and so on up to the transfer inter vivos of the shares of ultimate shareholders (both natural persons and legal persons) provided that such shares shall be directly or indirectly equal to 5% or more of capital contributions of the Concessionaire, save that this paragraph shall not apply to the shares of a listed company that are traded on a stock market.

6.	The Concessionaire shall promptly notify the government after it is aware of the following acts: any transfer mortis causa of the ownership of 5% or more of shares or other rights relating to such shares of its shareholders (both natural persons and legal persons), any transfer mortis causa of 5% or more of shares of the above shareholders (both natural persons and legal persons), and so on up to the transfer mortis causa of the shares of ultimate shareholders (both natural persons and legal persons).

7.	The Concessionaire shall also promptly notify the government after it is aware of the following acts: the creation of any encumbrance over the shares representing the share capital of its shareholders, the creation of any encumbrance over the shares owned by the above shareholders, so on up to the encumbrance over the share capital of ultimate shareholders provided that such shares shall be indirectly equal to 5% or more of share capital of the Concessionaire, save that this paragraph shall not apply to the shares of a listed company that are traded on a stock market.

8.	The provisions of the preceding paragraph shall also apply to the granting of voting rights or other shareholders’ rights to persons other than the original owners of such rights, save that this paragraph shall not apply to the shares of a listed company that are traded on a stock market.

9.	The provisions of paragraph 4, after necessary amendments, shall apply to any act of transfer of the ownership of shares or of any other rights relating to the shares referred to in paragraph 5.

Article 17   Issue of Bonds

Issue of bonds by the Concessionaire shall obtain the permission of the government.

Article 18   Listing on a Stock Exchange

1.	The Concessionaire or a company in which the Concessionaire holds majority shares may not be listed on a stock exchange, except with the permission of the government.

2.	The Concessionaire shall also have the obligation to take measures to ensure that legal persons that are controlling shareholders of the Concessionaire and whose major business is to directly or indirectly implement projects set forth in the investment plans attached hereto will not, without prior notice given to the government, apply for listing on a stock exchange or conduct any act aiming at being accepted for listing on a stock exchange.

3.	An application requesting the permission referred to in paragraph 1 and the prior notice referred to in the preceding paragraph shall be made by the Concessionaire and all the necessary documents shall be attached thereto, and the government shall not be prevented from requesting the provision of additional documents, materials and information.

Article 19   Structures of the Shareholders and Share Capital

1.	The Concessionaire must submit to the government in December of each year the documents which include its shareholders’ structure and the structure of the share capital of a legal person, especially a company, owning 5% or more of the share capital of the Concessionaire, the share capital of a legal person owning 5% or more of the share capital of such legal person, and so on up to the share capital of a natural person or legal person that is an ultimate shareholder, save that this paragraph shall not apply to the shares of a listed company that are traded on a stock market, or it must submit a statement evidencing that there is no change in the structure of such shareholders or the share capital.

2.	The Concessionaire shall also take measures to obtain and submit to the government properly-certified statements that are signed by each of the shareholders of the Concessionaire and the persons mentioned in the preceding paragraph. The contents of such statements shall state the amount of share capital owned by such shareholders and shall also state that such share capital is represented by nominative shares. Such statements shall be submitted together with copies of certificate evidencing capital contributions, as well as the latest information or statement set forth in the preceding paragraph.

Article 20   Holding Concurrent Posts in Corporate Bodies is Forbidden

1.	The Concessionaire shall have the obligation not to appoint a person holding posts in corporate bodies of other concessionaires or subconcessionaires operating in the Macau SAR, or the management company of a concessionaire operating casino games of chance or games of other forms in the Macau SAR to serve on the Board, the [panel of chairmen] of shareholders’ meetings, the supervisory board or other corporate bodies of the Concessionaire.

2.	The Concessionaire must promptly notify the government of the appointment of any person to the Board, the [panel of chairmen] of shareholders’ meetings, the supervisory board or other corporate bodies.

3.	The government must promptly notify the Concessionaire of the appointment of any person to boards of directors, [panel of chairmen] of shareholders’ meetings, supervisory boards or other corporate bodies of other concessionaires or sub-concessionaires operating in the Macau SAR, or the management company of a concessionaire operating casino games of chance or games of other forms in the Macau SAR.

Article 21   Management

1.	Granting of the management power of the Concessionaire, including the appointment and the scope of authority of the managing director, the term of authorization and any amendment to such authorization, especially amendments involving the temporary or definitive replacement of the managing director, shall be subject to the permission of the government. For such purpose, the Concessionaire shall submit a draft of the resolution of the Board of Directors of the Concessionaire to the government, enclosed therewith the proposal of the Concessionaire on the granting of management power, including identity information of the managing director, the scope of authority of the managing director and the term of authorization, also a description regarding the replacement in case of failure of the managing director to perform his duties for any reason and any resolution regarding the temporary replacement or the definitive replacement of the managing director. The granting of the management power of the Concessionaire shall not take effect prior to the permission by the government in connection with the management power.

2.	If the government disapproves one or several matters of the above authorization, the Concessionaire shall submit a newly drafted resolution within 15 days after its receipt of the disapproval of the government. If the candidate is not accepted, the Concessionaire shall submit the form in Annex II to the Administrative Regulations No. 26/2001 completed by the newly appointed managing director.

3.	Unless it is permitted by the government, the Concessionaire shall have the obligation not to give a power of attorney or to appoint a representative so as to grant, on the basis of a stable relationship, the right to establish the legal acts relating to the operation of the enterprise in the name of the Concessionaire, save that this paragraph shall not apply to the power to handle routine matters, especially with public departments or authorities.

Article 22   Articles of Association of the Concessionaire and Shareholders’ Agreement between the Shareholders of the Company

1.	No amendments shall be made to the Articles of Association (the “Articles”) of the Concessionaire without the approval of the government.

2.	The draft amendments to the Articles of the Concessionaire shall be submitted to the government for its approval at least 30 days prior to the date of the shareholders’ meeting for reviewing the relevant amendments.

3.	The Concessionaire shall submit to the government a copy of the certified notarization of the document within 30 days after its approval on the said meeting regarding any amendments to the Articles.

4.	The Concessionaire shall inform the government of any proposed shareholders’ agreement that it has knowledge of. For such purpose, apart from taking other necessary measures, the Concessionaire shall also make inquiries to its shareholders whether there is any proposed shareholders’ agreement, especially the proposed shareholders’ agreement regarding the exercise of voting rights or other shareholders’ rights, 15 days prior to any shareholders’ meeting or during a shareholders’ meeting in case that such shareholders’ meeting is convened without a prior notice, and it shall inform the government of the results of taking such measures.

5.	The government shall notify the Concessionaire whether or not it approves the Concessionaire to amend its Articles of Associations and whether or not it approves the proposed shareholders’ agreement of the Concessionaire within 60 days.

Article 23   Obligation of the Concessionaire to Provide Information

1.	Apart from the obligation to provide information as stipulated in the concession system set forth in Article 6, the Concessionaire shall have the obligations:

(1)	to promptly notify the government of any situation of which it has actual knowledge that will materially affect the normal operation of the Concessionaire, e.g. situations regarding the settlement ability or repayment ability of the Concessionaire, any material court cases instituted against the Concessionaire, any of its directors, any shareholders owning 5% or more of the share capital of the Concessionaire or any key employees of casinos, any criminal behaviors or administrative violations in its casinos and other gaming areas that the Concessionaire is aware of, any hostile behaviors of any senior officer or staff of the public administrative authority of the Macau SAR, including officers of the security team and law enforcement office, towards the Concessionaire or senior officers of its corporate bodies;

(2)	to promptly notify the government of the following events: all events that may affect or hinder the punctual and complete performance of any obligations as a result of this Concession Contract or all events that may impose exceedingly onerous liabilities on the Concessionaire or obligations difficult to perform in a timely manner by the Concessionaire and complete performance of such obligations or all events which may constitute a reason for revocation of the concession in accordance with the provisions of Chapter 19;

(3)	to promptly notify the government of any of the following facts or matters:

(a)	the fixed or contingent, regular or special reward received by the directors of the Concessionaire, finance provider to the Concessionaire and major employees who hold key posts in the casinos in the form of wages, remuneration, salaries or service fees or in other forms and the mechanism of profit sharing of the Concessionaire by the aforesaid entities (if any);

(b)	the benefits existing or to be established, including the form of profit distribution;

(c)	the management contracts and labor provision contracts existing or suggested by the Concessionaire.

(4)	to promptly submit to the government certified copies of the following documents:

(a)	evidence or contracts or other documents describing the reward set forth in Article 23(3)(a);

(b)	evidence or contracts or other documents describing the benefits existing or to be established or the form of profit distribution;

(c)	the management contracts and labor provision contracts existing or suggested by the Concessionaire.

(5)	to promptly notify the government of any imminent or predictable material adverse changes in the economic and financial aspects of the Concessionaire as well as material changes in the economic and financial aspects of any of the following entities:

(a)	the controlling shareholders of the Concessionaire;

(b)	the entities having close contacts with the Concessionaire, especially those undertaking or warranting that they will provide finance to the investment to be made or obligations to be borne by the Concessionaire in accordance with the provisions of contracts;

(c)	the shareholders owning 5% or more of the Concessionaire’s capital who undertake or warrant to provide finance to the investment to be made or obligations to be borne by the Concessionaire in accordance with the provisions of contracts, pursuant to the provisions of Article 18.1(2) of the Law No. 16/2001.

(6)	to promptly notify the government that the annual turnover between the Concessionaire and a third party has achieved MOP250 million or above;

(7)	to submit to the GICB in January of each year documents setting forth all bank accounts of the Concessionaire and their balances;

(8)	to promptly provide supplemental or additional information as requested by the government;

(9)	to promptly provide the GICB and the Finance Services Bureau with materials and information as required for the smooth performance of their duties.

2.	The government may provide that the obligations set forth in Articles 23.1(3) and (4) should be performed once a year.

CHAPTER 4

MANAGEMENT COMPANY

Article 24   Management Contract

1.	The Concessionaire must transfer its power to manage the operation of casino games of chance or games of other forms to “Venetian Macau Management Limited .”, a company under the “Venetian” group (“the Management Company”) through conclusion of a contract.

2.	For the applicability of the provisions of the preceding paragraph, the Concessionaire must request the examination and permission of the government with respect to the conclusion of the management contract with the Management Company. The application for government examination and permission must be submitted together with certified copies of the articles of association of the Management Company or equivalent documents and drafts of the relevant management contract, and shall set forth the managing director of the Management Company and be attached thereto the form in Annex II to the Administrative Regulations No. 26/2001 completed by such managing director and the draft of the delegation granting the management powers of the management company to such managing.

3.	The management contract mentioned in paragraph 1 shall set forth the clauses on all obligations the Concessionaire is bound to perform with respect to the operation of casino games of chance or games of other forms according to this Concession Contract, and set forth the obligations transferred to a Management Company.

4.	The Concessionaire must bear several and joint liabilities [with the Management Company] for the acts conducted by the Management Company according to the management contract, without prejudice to the application of the preceding paragraph.

5.	To terminate the management contract mentioned in paragraph 1 or make any amendment thereto, the permission of the government must be obtained.

6.	The transfer of the management powers from the Concessionaire to the Management Company shall not exempt the Concessionaire from performing the statutory obligations and contractual obligation that must be performed by it unless permitted and in the terms accepted by the government.

7.	If the Concessionaire intends to execute a contract with a management company with respect to the management of the operation that is not casino games of chance or games of other forms, it shall inform the government of its intent at least 90 days in advance.

8.	For the purpose of the preceding paragraph, the Concessionaire shall provide the government with a certified copy of the Articles of Association of the management company (or such equivalent document) and with a draft of the relevant management contract.

CHAPTER 5

APPROPRIATE QUALIFICATIONS

Article 25   Appropriate Qualifications of the Concessionaire

1.	The Concessionaire shall maintain its appropriate qualifications during the concession term in accordance with the law.

2.	For the applicability of the provisions of the preceding paragraph, the Concessionaire shall accept the persistent and long-term inspection and supervision of the government exercised in accordance with the law.

3.	The Concessionaire shall promptly pay the expenses for the process of examining whether or not it has the appropriate suitability qualifications. For the purpose thereof, the GIBC shall issue a document setting forth such expenses that shall be the sufficient proof of such expenses.

Article 26   Appropriate Qualifications of the Shareholders, Directors and Major Employees of the Concessionaire and the Management Company

1.	Shareholders owning 5% or more of the share capital of the Concessionaire, directors of the Concessionaire and key employees holding important posts in the casinos shall maintain their due qualifications during the concession term in accordance with the law.

2.	For the applicability of the provisions of the preceding paragraph, shareholders owning 5% or more of the share capital of the Concessionaire, directors of the Concessionaire and key employees holding important posts in the casinos shall accept the persistent and long-term inspection and supervision exercised by the government in accordance with law.

3.	The Concessionaire shall take measures to cause shareholders owning 5% or more of the share capital of the Concessionaire, directors of the Concessionaire and key employees holding important posts in the casinos to maintain their appropriate suitability qualifications during the effective concession term, and is fully aware that the said appropriate suitability qualifications reflect on the suitability of the Concessionaire itself.

4.	The Concessionaire shall request shareholders owning 5% or more of the share capital of the Concessionaire, directors of the Concessionaire and key employees holding important posts in the casinos to notify the government promptly of any facts which may be material to the appropriate qualifications of the Concessionaire or the above shareholders, directors and key employees.

5.	For the applicability of the provisions of the preceding paragraph, the Concessionaire shall inquire shareholders owning 5% or more of the share capital of the Concessionaire, directors of the Concessionaire and key employees holding important posts in the casinos every six months if they are aware of any facts that may be material to their appropriate qualifications or those of the Concessionaire. This shall not prevent the Concessionaire from notifying the government immediately upon obtaining knowledge of any material facts.

6.	If the Concessionaire is aware of any facts that may be material to the appropriate qualifications of shareholders owning 5% or more of the share capital of the Concessionaire, directors of the Concessionaire and key employees holding important post in the casinos, it shall notify the government immediately.

7.	The Concessionaire shall take measures to cause the Management Company which has concluded a contract with it, the shareholders owning 5% or more of the share capital of the Management Company, directors of the Management Company and the key employees of the Management Company holding important posts in the casinos to maintain appropriate suitability qualifications during the concession term, and is fully aware that the said appropriate suitability qualifications reflect on the suitability of the Concessionaire itself.

8.	The provisions of Article 25.3 shall apply to the process for examining whether or not the shareholders owning 5% or more of the share capital of the Concessionaire and the Management Company, the directors of the Concessionaire and the Management Company and key employees holding important posts in the casinos maintain their appropriate suitability qualifications.

Article 27   Special Obligations of Cooperation

In addition to the general obligation of cooperation of Article 67, the Concessionaire shall have the obligation to provide promptly any documents, information or materials that the government deems necessary to examine whether the Concessionaire has appropriate suitability.

Article 28   Special Obligations of Notification

1.	The Concessionaire shall promptly notify the government in case of any termination of a license or concession to operate casino games of chance or games of other forms in any jurisdiction of any shareholders owning 5% or more of the share capital of the Concessionaire.

2.	The Concessionaire shall promptly notify the government, after receiving knowledge of the same, of any investigation relating to a fact that may give rise to the possibility of a gambling regulator in another jurisdiction to punish, suspend or affect in any other way the license or concession to operate casino games of chance or games of other forms held by any of the shareholders owning 5% or more of the share capital of the Concessionaire in such jurisdiction.

CHAPTER 6

FINANCIAL CAPACITY AND FINANCING

Article 29   Financial Capacity of the Concessionaire

1.	The Concessionaire shall maintain its financial capacity to operate the conceded business, and as provided herein, in particular the investment plans attached to this Concession Contract, to timely and fully perform any obligations relating to its business and make investments or assume other obligations provided herein.

2.	For the applicability of the provisions of the preceding paragraph, the Concession and the shareholders owning 5% or more of the share capital of the Concessionaire shall accept the persistent and long-term inspection and supervision of the government exercised in accordance with the law.

3.	The Concessionaire shall promptly pay the expenses for the process of examining whether or not the Concessionaire and the shareholders owning 5% or more of the share capital of the Concessionaire have financial capacity . For the purpose thereof, the GIBC shall issue a document setting forth such expenses which shall be the sufficient proof of such expenses.

Article 30   Loans and Similar Contracts

1.	The Concessionaire shall inform the government of any loans given to a third party and of any contracts of the same kind that exceed the value of MOP30 million.

2.	The Concessionaire shall have the obligation not to provide any loans or to enter into similar contracts with its directors, shareholders or key employees holding important posts in the casinos, unless otherwise permitted by the government.

3.	The Concessionaire shall have the obligation not to enter into any contract, including “step in rights” contracts, with commercial enterprise owners, which will vest in them the power to manage or participate in the management of the Concessionaire, except as permitted by the government.

Article 31   Undertaking Risks

1.	The Concessionaire expressly represents that it shall undertake all the obligations and full and exclusive liabilities incurred in connection with all inherent risks of the concession and all risks in connection with the financial capacity and financing of the Concessionaire, without prejudice to the applicability of the provisions of Articles 40 and 75 of this Concession Contract.

2.	The Concession-Granting Entity is not required to assume any obligation, responsibility or risk in connection with the financing of the Concessionaire.

Article 32   Financing

1.	The Concessionaire shall obtain the necessary financing to fulfill its/to perform the obligations related to any of its activities, its investments and to any obligations that it has validly assumed or for which the Concessionaire is, under this contract, obliged to perform, in particular for the investment plans attached to this Concession Contract.

2.	Any defense or counterplea resulted from contractual relations between the Concessionaire and third parties (including entities that provide financing and shareholders of the Concessionaire) in connection with the above financing shall not be used against the Concession-Granting Entity.

Article 33   Legal Reserves

The Concessionaire shall keep reserves as required by the law.

Article 34   Special Obligations of Cooperation

1.	Without prejudice to the general obligation of cooperation set forth in Article 67, the Concessionaire shall have the obligation to provide promptly any documents, information or materials that the government deems necessary to examine whether the Concessionaire maintains its appropriate financial capacity.

2.	The Concessionaire shall promptly inform the government of any loan, mortgage, claim for obligation, guarantee or obligation that equals to or exceeds the value of MOP8 million assumed or to be assumed in order to obtain financing for any aspect of its company business.

3.	The Concessionaire shall promptly provide the government with certified copies of documents relating to any loan, mortgage, claim for obligation, guarantee or obligation assumed or to be assumed in order to obtain financing for any aspect of its company business.

4.	The Concessionaire must take measures to obtain and submit to the government a statement signed by each of its controlling shareholders (including ultimate controlling shareholders), pursuant to which each of such shareholders agrees to be bound by the above special obligations of cooperation. Accordingly, upon the request of the government, each of such shareholders shall provide all documents, information, materials or evidence and give any permission.

CHAPTER 7

INVESTMENT PLANS

Article 35   Investment Plans

1.	The Concessionaire must implement the investment plans in accordance with the provisions of the investment plans attached to this Concession Contract.

2.	The Concessionaire shall in particular have the following obligations:

(1)	use qualified labors in all projects;

(2)	give priority to enterprises doing business in the Macau SAR on a long-term basis or local enterprises and to local workers of the Macau SAR when retaining enterprises and recruiting workers for implementing the projects set forth in the investment plans attached to this Concession Contract;

(3)	during its formulation of the construction projects in connection with the projects set forth in the investment plans attached to this Concession Contract, comply with existing technical restrictions and technical rules of the Macau SAR, in particular the Land Technical Rules promulgated under the Decree No. 47/96/M dated August 26, [1996] and the Rules for Safety and Loading of Building Structure and Bridge Structure promulgated under the Decree No. 56/96/M dated September 16, [1996], and specifications and approval documents of government authorities and instructions of manufacturers or patent owners;

(4)	when submitting the projects set forth in the investment plans attached to this Concession Contract to the Land, Public Construction and Transportation Bureau for approval, in addition to other documents required by existing laws (in particular the Decree No. 79/85/M dated August 21, [1985]), provide a quality control manual prepared by an entity recognized as technically qualified by the Land, Public Construction and Transportation Bureau and able to show its experience in the same or similar kind of works, and approved by the Land, Public Construction and Transportation Bureau, an operating plan and relevant financial and operating records, samples of important materials and resumes of professionals in charge of each construction work. If the Concessionaire fails to submit a quality control manual or the quality control manual submitted by it is not approved, the Concessionaire must comply with the quality control manual prepared by a professional entity designated by the Land, Public Construction and Transportation Bureau;

(5)	carry out construction strictly based on approved projects and in accordance with existing laws and regulations, internationally recognized standards for similar construction work or supplies and industrial norms;

(6)	comply with the construction period set forth in the projects set forth in the investment plans attached to this Concession Contract and with the period for opening to the public;

(7)	use materials, systems and equipment certified and approved by recognized entities and in accordance with international standards and generally recognized as having high international quality during the implementation of the projects set forth in the investment plans attached to this Concession Contract;

(8)	maintain the quality of all projects set forth in the investment plans attached to this Concession Contract according to a high international quality standard;

(9)	ensure that the quality standard of the commercial facilities therein reaches a high international quality standard;

(10)	according to a high international quality standard, maintain a modernized, highly efficient and high-quality management;

(11)	in the case of conditions that cause or may cause major changes to the normal development of construction or operation during the construction of the facilities of the Concessionaire or the operation of its business, or in the case of unusual conditions relating to building structure of the facilities of the Concessionaire or any other unusual conditions, promptly inform the government of such conditions by submitting a detailed report stating such conditions and reasons therefor. The report shall state the assistance provided by other entities that are generally recognized as qualified and prestigious and the measures taken or to be taken to solve the relevant problems.

3.	The government may permit the implementation by the Management Company of part of the projects contemplated in the investment plans attached hereto. However, the Management Company must perform the appropriate portion of all the obligations provided herein which must be performed by the Concessionaire as if the above projects were directly implemented by the Concessionaire.

4.	In case of circumstances referred to in the preceding paragraph, the Concessionaire must submit to the government a copy of the declaration signed by the Management Company, stating that it will not transfer all or part of the projects (whether already implemented or to be implemented) within the effective concession term without the permission of the government.

5.	In case of circumstances referred to in paragraph 3, the total amount of expenses made by the Management Company shall be calculated in the total amount of expenses to be incurred by the Concessionaire as set forth in Article 39.

6.	The Concessionaire shall be liable to the Concession-Granting Entity and third parties for any damage caused by the design and scope of project, implementation of construction work, insufficient maintenance of buildings set forth in the investment plans attached to this Concession Contract, errors or serious negligence and for which the Concessionaire is to blame.

7.	The government may permit change in the period mentioned in paragraph 2(6) without amending this Concession Contract.

8.	The government undertakes to enable the Concessionaire to directly or indirectly implement the projects set forth in the investment plans attached to this Concession Contract in accordance with laws.

Article 36   Changes to Projects Contained in the Investment Plans

1.	During the implementation of the investment plans attached to this Concession Contract, the government may request the Concessionaire to provide any document or force the Concessionaire to make any change in connection with the implementation of projects contained in the investment plans to ensure compliance with current technical norms or rules and the required quality standard.

2.	The government cannot force the Concessionaire to make any change to the above projects that may result in an increase of the total amount mentioned in Article 39.

Article 37   Inspection

1.	In accordance with the contents of the investment plans attached to this Concession Contract and the applicable regulations, the government may, in particular through the Land, Public Construction and Transportation Bureau, supervise and inspect the implementation of construction work, in particular the implementation of work plans and the quality of materials, systems and equipment.

2.	The Land, Public Construction and Transportation Bureau shall inform the Concessionaire of the representative designated by it for supervision and inspection purpose. If more than one representative is designated to supervise and inspect the implementation of construction work, one of them shall be appointed as the supervisor.

3.	For the applicability of paragraph 1, the Concessionaire must provide a detailed report on a monthly basis regarding the progress of implementing the investment plans attached to this Concession Contract. Such monthly report shall include at least the following:

(1)	important events, number of personnel and quantity of relevant materials, systems and equipment;

(2)	work progress of various work plans (progress control);

(3)	updated financial records and work records;

(4)	projects, supply, measures that should be taken and demands for materials, systems and equipment;

(5)	major measures to be taken to ensure the implementation of work plans; and

(6)	things to be done to correct errors.

4.	When necessary, especially when the normal work progress of the investment plans attached to this Concession Contract is affected, the Concessionaire must submit a detailed special written report.

5.	Upon the request of the government, the Concessionaire must submit any document within a stipulated period, especially written and graphic information relating to the investment plans attached to this Concession Contract.

6.	The Concessionaire shall also provide all required supplemental statements and information relating to the documents referred to in the preceding paragraph.

7.	If the government has any doubt about work quality, it may force the Concessionaire to conduct any tests in addition to scheduled tests. When necessary, the government may seek opinions from the Concessionaire about decision-making rules used in such tests.

8.	The expenses for conducting the above tests and correcting defects found during such tests shall be borne by the Concessionaire.

9.	Orders, circulars or notices with a technical nature in connection with the implementation of construction work may be directly sent by the government, in particular through the Land, Public Construction and Transportation Bureau to the chief technical officer of the construction work.

10.	The chief technical officer shall constantly monitor the relevant work and shall arrive at the construction site upon request.

11.	If it is found out that the implementation of construction work is not in compliance with the approved project plans or is in breach of applicable laws, regulations or contracts, the government may, through the Land, Public Construction and Transportation Bureau, suspend and ban the implementation of construction work in accordance with the law.

12.	The right to inspect the performance of obligations provided hereunder shall not result in any liability to the Concession-Granting Entity in connection with the implementation of construction work. The Concessionaire shall solely assume liability for all imperfections or defects in connection with the planning, implementation or performance of construction work, unless such imperfections or defects are caused by decisions of the Concession-Granting Entity.

Article 38   Contracting and Subcontracting

Third person contracting and subcontracting shall not exempt the Concessionaire from performing its statutory obligations or contractual obligations.

Article 39   Use of Remaining Amount Left from the Investment Provided in the Investment Plans

After the completion of construction set forth in the investment plans attached to this Concession Contract, if the total amount of expenses made directly by the Concessionaire or indirectly upon the permission of the government by the Concessionaire is lower than MOP8.8 billion, the total projected amount of investments set forth in the tender submissions submitted by the Concessionaire as a tenderer in the first public tender to grant three concessions to operate casino games of chance or games of other forms and reflected in the investment provided in the investment plans, the Concessionaire must use the remaining amount on projects that are designated by it and accepted by the government and are in connection with the business of the Concessionaire or on projects that are designated by the government and that will bring significant public benefit to the Macau SAR.

Article 40   Insurance

1.	The Concessionaire must enter into and renew necessary insurance contracts to ensure that inherent risks of the conceded business are effectively and fully covered by insurance. The relevant insurance contracts must be entered into with insurance companies permitted to operate in the Macau SAR. If it is not feasible to purchase insurance with such kind of insurance companies or such purchase will bring excessive burden to the Concessionaire, then upon permission of the government, the relevant insurance contracts may be entered into with insurance companies outside the Macau SAR.

2.	The Concessionaire shall especially ensure that the following insurance contracts shall be entered into and the effectiveness of such contracts shall be maintained:

(1)	work-related accidents and occupational illnesses insurance of staff of the Concessionaire;

(2)	civil liability insurance in connection with vehicles for all the vehicles belonging to the Concessionaire;

(3)	civil liability insurance in connection with ships, planes or other flying objects belonging to the Concessionaire or leased to the Concessionaire;

(4)	civil liability insurance for fixing propaganda stuff and advertisements;

(5)	general civil liability insurance in connection with the operation of casino games of chance or games of other forms in the Macau SAR and the development of other businesses covered in the concession, but not covered by any other insurance contracts;

(6)	other insurance for loss and damages in buildings, furniture, equipment and other assets used in the conceded business;

(7)	construction insurance (all risks, including civil liability) in relation to conducting any work of the buildings related to the conceded business or conducting any work in such buildings.

3.	The insurance policies referred in paragraph 2(6) above shall be “all-risks”, including, at least, the following:

(1)	fire, thunder and lightning, or explosion (of any kind);

(2)	burst of pipes, or leakage or spillage of water storage tanks, boilers, water pipes, underground water storage, sinks or other water-conveying equipment;

(3)	flood, rainstorm, hurricane, volcano eruption, earthquake, or any other natural disaster;

(4)	crash or impact of planes or other flying vehicles or objects fallen or thrown from planes or other flying vehicles;

(5)	impact of vehicles;

(6)	burglary or robbery;

(7)	strikes, attacks, riots, public disorder or any other acts of the same kind.

4.	The insurance amount or the minimum protection for the insurance referred to in paragraph 2, shall be:

(1)	handled in accordance with the current laws and regulations for the insurance referred to in paragraphs 2(1) to (4);

(2)	the amount to be determined by the government after considering the volume of business of the conceded business and incidence rate for the previous year and other parameters, for the insurance referred in paragraph 2(5);

(3)	equal to the net value of the assets, for insurance referred to in paragraph 2(6), the net value shall mean the gross value minus accumulative depreciation; and

(4)	the total amount of the construction, for insurance referred to in paragraph 2(7).

5.	The Concessionaire shall ensure that any entity with which the Concessionaire concludes a contract has purchased valid insurance for work-related accidents and occupational illnesses.

6.	The Concessionaire shall prove to the government that fully effective insurance contracts have been entered into. Upon execution of insurance contracts or renewal of such insurance contracts, the Concessionaire shall deliver copies of such insurance contracts to the government.

7.	Before copies of insurance contracts set forth in the preceding paragraph are delivered to the government, the Concessionaire shall have the obligation not to start any construction or work procedures.

8.	The Concessionaire may not cancel, suspend, amend or replace any insurance except with the permission of the government. However, if it is only a case of change in the insurance company, the Concessionaire shall promptly inform the government of the matter under such circumstances.

9.	If the Concessionaire fails to pay its insurance premium, the government may directly pay such insurance premium calculated for the Concessionaire by using the guarantee deposit paid for the Concessionaire’s performance of its statutory obligations or contractual obligations.

CHAPTER 8

PROPERTIES

Article 41   Properties of the Macau SAR

1.	The Concessionaire shall ensure that the properties of the Macau SAR obtained due to the operation of the conceded business and by means of the temporary transfer of the right to interest, income and use are in perfect condition or replaced in accordance with the instructions of the GICB.

2.	The Concessionaire shall ensure that the land and natural resources under the administration of the government in accordance with the provisions of Article 7 of the Basic Laws of the Macau SAR and provided or to be provided through leases or concessions due to the operation of the conceded business in perfect conditions.

Article 42   Other Properties

1.	The casinos and the equipment and utensils used for gaming business shall be located at all the real estate under the ownership of the Concessionaire. No encumbrance shall be created over such casinos, equipment and utensils, except for those permitted by the government.

2.	Notwithstanding that the permission specified in the preceding paragraph is given, the Concessionaire shall cause the casinos and the equipment and utensils used for gaming business, including the equipment and utensils [used] outside the casinos, not to be under any encumbrance upon the termination of this Concession Contract.

3.	The casinos shall not be located at the real estate where use and income are created under lease contracts of any nature or under any other kinds of contracts which do not grant the full ownership [of the real estate] to the Concessionaires, even though such contracts are non-typical contracts, unless permission of the government is obtained. In particular, conditions may be specified in such permission providing that the independent units where the casinos are located shall be acquired by the Concessionaire at least 180 days prior to the date as specified in Article 43.1 to allow the transfer of ownership of the casinos to the Macau SAR, unless the concession is revoked prior to such date and in that case, such units shall be acquired by the Concessionaire in the shortest time possible.

4.	After obtaining the due permission, the Concessionaire shall submit to the government copies of the contracts specified in the preceding paragraph and all amendments to and alternations of such contracts, notwithstanding that such amendments and alternations may have retrospective effect.

5.	The Concessionaire shall locate all of its casinos in the buildings or complex under the system of unit ownership in building property even though such buildings or complex constitute one economic and functional unit, so that the casinos constitute one or more independent units which can be identified and whose area can be defined precisely.

6.	For the applicability of the provisions of the preceding paragraph, the Concessionaire shall promptly submit to the government the property registration certificate regarding the creation of the unit ownership in building property, which shall set forth the description of all independent units and attach a plan confirming and defining the relevant area.

7.	The Concessionaire shall register any amendments to the proof of the creation of the unit ownership in building property and promptly submit the relevant property registration certificate to the government through the Finance Services Bureau.

8.	The Concessionaire shall also submit to the government the rules and regulations of the condominium of the unit ownership in building property for prior approval.

Article 43   Ownership of the Casinos and the Equipment and Utensils used for Gaming Business

1.	On June 26th2022, except when revocation occurs prior to the date mentioned above, the casinos and the equipment and utensils used for gaming business, including the equipment and utensils [used] outside the casinos, shall be transferred automatically by the Concession-Granting Entity without compensation. Upon the delivery of the aforesaid properties, the Concessionaire shall ensure that such properties are in the state of good maintenance and operation except for fair wear and tear resulting from the use in compliance with the provisions of this Concession Contract. Furthermore, it shall be ensured that no encumbrance is attached to such properties.

2.	The Concessionaire shall immediately deliver the assets specified in the preceding paragraph.

3.	In case that the Concessionaire does not deliver the assets specified in paragraph 1, the government shall immediately have administrative possession over such assets. The relevant expenses shall be paid from the guarantee deposit provided by the Concessionaire to guarantee performance of statutory obligations or contractual obligations.

4.	On the date as specified in paragraph 1, the government shall inspect the assets as specified in Articles 41 and 42 so as to examine the conditions of custody and maintenance of such assets and prepare a record for the inspection. At the time of inspection, a representative of the Concessionaire may participate in such inspection on the spot.

5.	Upon the dissolution or liquidation of the Concessionaire, division of assets of the Concessionaire shall not be carried out if the government has not proved that the assets are under good maintenance and operation through the mandatory listing of assets procedures specified in the following article or if the Concessionaire fails to ensure that the payment of damages or any amounts payable to the Concession-Granting Entity can be satisfied by any guarantees acceptable to the government.

6.	The provision of the last part of paragraph 1 shall not interfere with the normal upgrading of the equipment and utensils used in the casino business.

Article 44   List of Assets Used for the Conceded Business

1.	The Concessionaire shall prepare a list in triplicate of all assets and rights belonging to the Macau SAR and used for the conceded business and all assets to be owned by the Macau SAR and update information of the asset list. Accordingly, the Concessionaire shall update the relevant list in case of any changes by no later than May 31 of each year, and submit copies of such list to the GICB and the Finance Services Bureau respectively.

2.	In the year of the expiration of the concession term, the aforesaid list shall be prepared 60 days prior to the termination of the concession.

3.	Under other situations of revocation of the concession, the listing of assets specified in paragraph 1 shall be conducted on the date and at the time as specified by the government.

Article 45   Improvement

The improvements made to the properties referred to in Article 41 and properties belonging to the Concession-Granting Entity will not entitle the Concessionaire to any compensation or damages, and the Concessionaire may not remove the improvements made.

Article 46   Concession of Land to be Used by the Concessionaire

1.	The system for the concession of land to be used by the Concessionaire especially for the operation of the conceded business shall be stipulated in the relevant land concession contract.

2.	The land concession contract between the government and the Concessionaire shall be subject to the part of applicable provisions of this Concession Contract.

CHAPTER 9

PREMIUM

Article 47   Premium

1.	A premium shall be paid yearly by the Concessionaire to the Macau SAR during the effective concession term, in return for the grant of the concession for operating casino games of chance or games of other forms to the Concessionaire.

2.	The amount of the premium to be paid by the Concessionaire each year has a variable portion and a fixed portion.

3.	In accordance with the provisions of the approval order of the Chief Executive No. 215/2001, the fixed portion of the premium payable by the Concessionaire each year shall be MOP30 million.

4.	The variable portion of the premium payable by the Concessionaire each year will be calculated in accordance with the number of gaming tables and the number of electrical or mechanical gaming machines, including slot machines, operated by the Concessionaire.

5.	For the applicability of the provisions of the preceding paragraph:

(i)	For each gaming table, especially those located in special gaming halls or areas reserved exclusively to certain kind of games or to certain players, the Concessionaire shall pay MOP300,000;

(ii)	For each gaming table not reserved exclusively to certain kind of games or to certain players, the Concessionaire shall pay MOP 150,000;

(iii)	For each electrical or mechanical gaming machine, including the slot machine, the Concessionaire shall pay MOP1,000 each year;

6.	Independently of the number of gaming tables that the Concessionaire has in each moment in operation, the amount of the variable portion of the premium cannot be less than the amount that the long-term operation of 100 gaming tables, namely of those located in special gaming halls or areas reserved exclusively to certain kinds of games or to certain players and the long-term operation of 100 gaming tables not reserved exclusively to certain kind of games or to certain players.

7.	The Concessionaire shall pay the fixed portion of the premium for each year by no later than January 10th of the relevant year. The government may also provide payment by monthly installments.

8.	The Concessionaire shall pay the variable portion of the premium for each year monthly by no later than the 10th day of the month immediately following the relevant month in connection with the operation of the gaming tables and the electrical and mechanical gaming machines including the “slot machines” in the previous month.

9.	For the purpose of calculating the amount of variable portion of the premium for each year referred to in the preceding paragraph, the number of days in the relevant month in which the Concessionaire operates each gaming table and each electrical and mechanical gaming machine including the “slot machines” shall be taken into consideration.

10.	The payment of premium shall be made by submission of the relevant payment slip to the cashier of the [finance and tax department] of the Macau SAR.

CHAPTER 10

CONTRIBUTIONS STIPULATED IN ARTICLES 22.7 AND 22.8 OF LAW NO. 16/2001

Article 48   Contribution Stipulated in Article 22.7 of Law No. 16/2001

1.	The Concessionaire shall contribute to the Concession-Granting Entity an amount equivalent to 1.6% of the gross revenue of the gaming business. Such contribution shall be delivered to a public fund designated by the government whose goal is to promote, develop or study culture, society, economy, education and science and engage in academic and charity activities.

2.	The contribution referred to in the preceding paragraph shall be paid monthly by the Concessionaire with the relevant payment slip given to the cashier office of the finance and taxation department of the Macau SAR by no later than the tenth day of the month immediately following the relevant month.

3.	The contribution referred to in paragraph 1 shall have its own budget record made by the Concession-Granting Entity.

Article 49   Contribution Stipulated in Article 22.8 of Law No. 16/2001

1.	The Concessionaire shall contribute to the Concession-Granting Entity an amount equivalent to 2.4% of the gross revenue of the gaming business for the development of urban construction and tourism promotion of and the provision of social security to the Macau SAR.

2.	The contribution referred to in the preceding paragraph shall be paid monthly by the Concessionaire with the relevant payment slip given to the cashier office of the finance and taxation department of the Macau SAR by no later than the tenth day of the month immediately following the relevant month.

3.	The contribution referred to in paragraph 1 shall have its own budget record made by the Concession-Granting Entity.

4.	The government may designate one or more entities as the beneficiary entities to receive part of the contributions .

5.	The government and the Concessionaire may agree, up to the amount of 1.2% of the total gross revenue of the conceded business, to designate one or more projects or one or more entities as the beneficiaries of such amount. In such a case, the Concessionaire may give the direct contribution to the relevant entity. In such a case, the amount of contribution to be delivered to the cashier office of the finance and tax department of the Macau SAR referred to in paragraph 1 shall be decreased accordingly.

CHAPTER 11

TAXATION OBLIGATIONS AND DELIVERY OF DOCUMENTS

Article 50   Special Gaming Tax

1.	The Concessionaire shall pay special gaming tax to the Macau SAR in accordance with the law. Such tax shall be paid by twelve installments, which shall be paid to the government monthly by no later than the 10th day of the month immediately following the relevant month.

2.	Special gaming tax may be paid in patacas or in other currency accepted by the government.

3.	Special gaming tax paid in patacas shall be paid directly to the treasury of the [Public Currency Note Bureau] of the Macau SAR.

4.	Special gaming tax paid in a foreign currency other than patacas and accepted by the government shall be paid to the Macau Monetary Authority. The Macau Monetary Authority will, then, deliver the exchanged amount in patacas to the treasury of the [Public Currency Note Bureau] of the Macau SAR.

Article 51   [Withholding Taxes]

1.	The Concessionaire shall collect and pay the statutory taxes on junket commissions or other remuneration paid to the gaming intermediaries through withholding [the definitive amount of such taxes]. The relevant taxes shall be paid monthly to the cashier office of the finance and taxation department of the Macau SAR by no later than the tenth day of the month immediately following the relevant month.

2.	The Concessionaire shall collect and pay the employment tax provided by law in connection with the staff of the Concessionaire through withholding [the definitive amount of such taxes]. The relevant tax shall be paid to the cashier office of the finance and taxation department of the Macau SAR in accordance with the law.

Article 52   Payment of Other Payable Taxes, Levies, Expenses and Handling Fees

The Concessionaire shall pay the payable and non-exemptible taxes, levies, expenses and handling fees provided by the laws and regulations of the Macau SAR.

Article 53   Documents Proving No Liabilities Payable to the [Public Currency Note Bureau] of the Macau SAR

1.	The Concessionaire shall submit to the government a certificate issued by the Finance Services Bureau by no later than March 31 annually to prove that the Concessionaire does not owe the Macau SAR any levies, taxes, penalties or additional payments with respect to the preceding financial year. Additional payments shall include compensatory interest, default interest and 3% of debts.

2.	The Concessionaire shall submit to the government by no later than March 31 annually the documents stating the tax status of its managing directors, senior officers of its corporate bodies and shareholders owning 5% or more of the share capital of the Concessionaire with respect to the preceding financial year.

Article 54   Document Proving No Liabilities Payable to the Macau SAR with respect to Social Security

The Concessionaire shall submit to the government certifying documents issued by the social security fund of the Macau SAR to prove that the contributions made by the Concessionaire in connection with the social security of the Macau SAR are in compliance with the law by no later than March 31 of each year.

Article 55   Provision of Information

1.	The Concessionaire shall submit quarterly a trial balance of the previous quarter to the government by no later than the last day of the month immediately following the end of the relevant quarter, and the trial balance of the last quarter of each year shall be submitted by no later than the last day of February in the following year.

2.	The Concessionaire shall submit the following information to the government at least 30 days before the date when the annual shareholders’ meeting is held to adopt the accounts:

(1)	All the accounting statements and statistic statements of the previous year.

(2)	Full names of members who have been on the Board or the supervisory board, of any representatives appointed and person in charge of the accounting department in the relevant business year and the various language versions of such names that may be used;

(3)	A copy of the report of the Board and accounts enclosed with the opinion of the supervisory board and external auditors.

Article 56   Accounting and Internal Audit

1.	The Concessionaire shall establish its own accounting system, sound administrative organizations and appropriate internal auditing procedures, and shall comply with the instructions of the government issued on such matters, especially instructions issued through the GICB and the Finance Services Bureau.

2.	The Concessionaire shall adopt the current standards of the generally-accepted accounting format in its compilation and submission of the accounts, but without prejudice to the Chief Executive, upon the suggestions of the head of the GICB or the Finance Services Bureau, stipulating special rules to be complied with by the Concessionaire relating to accounting books, accounting documents or other accounting information required, the standards to be adopted by the Concessionaire in recording its business activities and compilation and submission of the accounts.

Article 57   External Audit of Annual Accounts

The Concessionaire shall submit its accounts to an independent external entity with internationally recognized reputation previously approved by the GICB and the Finance Services Bureau for auditing, and shall provide to such entity in advance all necessary documents, especially the documents referred to in Article 34 of the Law No. 16/2001.

Article 58   Special Audit

When the GICB or the Finance Services Bureau thinks necessary or appropriate and at any time and with or without prior notice, the Concessionaire shall accept the special audit conducted by an independent external entity or other entities with internationally recognized reputation.

Article 59   Compulsory Announcement

1.	The Concessionaire undertakes to announce the following information of the previous business year ended December 31 on the Bulletin of the Macau SAR and two newspapers that have the largest circulation among other newspapers (one in Chinese and the other in Portuguese) published in the Macau SAR by no later than April 30 each year:

(1)	The balance sheet, the profit and loss statement and annex;

(2)	The business consolidation report;

(3)	The opinion of the supervisory board;

(4)	The consolidated opinion of external auditors;

(5)	The name list of major shareholders owning 5% or more of the share capital of the Concessionaire and the numerical value of the relevant percentage during any period of that year;

(6)	The names of senior management of its corporate bodies.

2.	The Concessionaire shall submit to the government copies of all the information referred to in the preceding paragraph and other information required to be announced by the concession system as set forth in Article 6 by no later than 10 days prior to the announcement.

Article 60   Obligations of Cooperation

In addition to the general obligations of cooperation of Article 67, the Concessionaire shall have the obligation to cooperate with the government, especially with the GICB and the Finance Services Bureau, and provide the material and information required for conducting special audit, assist such departments in analyzing or examining the accounting system of the Concessionaire and perform all the obligations provided by the concession system as set forth in Article 6.

CHAPTER 12

GUARANTEES

Article 61   Guarantee Deposit for the Concessionaire's Performance of Statutory Obligations and Contractual Obligations

1.	The guarantee deposit to guarantee performance of legal and contractual obligations by the Concessionaire shall be provided by any means as specified by law and acceptable to the government.

2.	In order to ensure the performance of the following obligations, the Concessionaire must maintain a “first demand” guarantee issued by Liu Chong Heng Bank Limited with the government as the beneficiary:

(1)	accurately and timely perform its statutory obligations and contractual obligations;

(2)	accurately and timely pay the premium under Article 47 payable by the Concessionaire to the Macau SAR;

(3)	pay fines or other monetary penalties imposed in accordance with the law or the provisions contained herein; and

(4)	pay any damages arising from the contractual obligation in connection with any damage or loss of benefits caused by its failure to perform all or a part of its obligations under this Concession Contract.

3.	The Concessionaire must maintain the “first demand” guarantee set forth in the preceding paragraph in a maximum amount of MOP 700,000,000 from the date hereof to March 31, 2007 and in a maximum amount of MOP 300,000,000 from April 1, 2007 to the 180th day after the termination date of this Concession Contract, and the government shall be the beneficiary of such first demand guarantees.

4.	The Concessionaire must take all actions and perform all obligations necessary to maintain the validity of the “first demand” guarantee referred to in paragraph 2 above.

5.	If the Concessionaire fails to perform its statutory obligations and contractual obligations, accurately and timely pay the premium payable by it or pay fines or other monetary penalties imposed in accordance with the law or the provisions contained herein, and it fails to raise its objection within a legally-prescribed period, the government may draw on the “first demand” guarantees set forth in paragraph 2, regardless whether or not a judicial award has been made. In case of any damages arising from the contractual obligation in connection with any damage or loss of benefits caused by the Concessionaire’s failure to perform all or a part of its obligations hereunder, the government may also draw on the “first demand” guarantees set forth in paragraph 2.

6.	If the government draws on the “first demand” guarantee set forth in paragraph 2, the Concessionaire must, within 15 days after the date on which it receives a notice in connection with the use of such “first demand” guarantees, take all necessary measures to restore the full validity of such “first demand” guarantee.

7.	The “first demand” guarantee set forth in paragraph 2 may be discharged only upon the permission of the government.

8.	The government may permit amendments made to the provisions or terms set forth in paragraphs 3 to 6, and may also permit other means stipulated by the law in lieu of the “first demand” guarantee referred to in paragraph 2 for the provision of guarantee to guarantee the performance of statutory and contractual obligations by the Concessionaire.

9.	All expenses incurred in connection with the issuance, maintenance and discharge of the guarantee payment to guarantee performance of statutory and contractual obligations by the Concessionaire shall be borne by the Concessionaire.

10.	The “first demand” guarantee referred to in paragraph 2 includes the guarantee referred to in Articles 20.3 and 22.2 of the Law No.16/2001 and Articles 84.1 and 84.2 of the Administrative Regulations No. 26/2001.

Article 62   Special Bank Guarantee for the Payment of Special Gaming Tax

1.	When the government has reasons to believe that the Concessionaire will not pay the special gaming tax anticipated to be payable each month and therefore makes a request in accordance with the provisions of Article 27.5 of the Law No. 16/2001, the Concessionaire shall provide a “first demand” guarantee in accordance with the time limit, provisions, terms and amounts stipulated by the government with the government as the beneficiary in order to guarantee the payment of the above-mentioned amount.

2.	Without the permission of the government, the terms and conditions of the first demand guarantee set forth in the preceding paragraph of this Article must not be amended. The Concessionaire shall strictly comply with the terms as stipulated in providing the guarantee and to perform all obligations that incur or may incur in maintaining the validity of the guarantee.

3.	If the Concessionaire fails to pay the special gaming tax payable to the Concession-Granting Entity in accordance with the laws and the provisions contained herein, the government may draw on the first demand guarantee set forth in paragraph 1, regardless whether or not a judicial award has been made.

4.	If the government draws on the first demand guarantee set forth in paragraph 1, the Concessionaire must, within 15 days after the date on which it receives a notice in connection with the use of such first demand guarantee, take all necessary measures to restore the full validity of such guarantee.

5.	The guarantee set forth in paragraph 1 may be discharged by the Concessionaire only 180 days after the termination of the concession and the permission of the government.

6.	All expenses incurred in connection with the issuance, maintenance and discharge of the first demand guarantee set forth in paragraph 1 shall be borne by the Concessionaire.

Article 63   Guarantee to be Provided by the Controlling Shareholders or Shareholders of the Concessionaire

1.	The government may request the controlling shareholders of the Concessionaire to provide a guarantee acceptable to the government for the performance of the undertakings and obligations by the Concessionaire. If the Concessionaire has no controlling shareholders, the government may request the shareholders of the Concessionaire to provide such guarantee.

2.	If the government has reasons to believe that the Concessionaire cannot perform the statutory and contractual obligations it must perform, it may request for the provision of the guarantee as referred to in the preceding paragraph in particular.

3.	The guarantee as referred to in paragraph 1 may be provided through deposit of cash, bank guarantee, guaranteed insurance or any means specified in Article 619 of the Civil Code, and in accordance with the term, provisions, conditions and amount as determined according to the Chief Executive Order.

4.	If the Concessionaire fails to perform the undertakings and obligations in accordance with the laws and the provisions contained herein, the government may draw on the guarantee provided according to this Article, regardless whether or not judicial award has been made.

5.	If the government draws on the guarantee provided according to this Article, the Concessionaire shall cause its controlling shareholder or the relevant shareholder to, within 15 days after it receives a notice regarding the approval order given with respect to the use of such guarantee, take all necessary measures to restore the full validity of such guarantee.

6.	Without the permission of the government, the provisions and forms of provision of the guarantee according to this Article may not be changed.

CHAPTER 13

SUPERVISION OF THE PERFORMANCE OF THE CONCESSIONAIRE’S OBLIGATIONS

Article 64   Supervision, Monitoring and Control by the Government

1.	The power for the supervision, monitoring and control of the performance of the Concessionaire’s obligations shall be exercised by the government, especially through the GICB and the Finance Services Bureau.

2.	For appropriate effectiveness and upon the request of the government, without prior notification, the Concessionaire shall allow the government or any other entities specifically and duly authorized and identified by the government to enter into any part of the facilities of the Concessionaire freely and review and examine freely the accounts or books of the Concessionaire, including any trading records, books, minutes, accounts and other records or documents and the management statistic materials and records used. In addition, it shall provide to the government or entities authorized by the government copies of the materials they deem necessary.

3.	The Concessionaire shall comply with and implement the decisions made by the government within the scope of its power for inspection and supervision, especially the instructions made by the GICB, including the decision to suspend the operation of the casinos and other gaming areas.

4.	In operating the conceded business, the Concessionaire shall be subject to the long-term supervision and inspection of the GICB in accordance with the provisions of the applicable laws.

Article 65   Daily Supervision on Gross Income of Gaming Operation

The Concessionaire shall accept the daily supervision of the government on the gross income of the gaming operation exercised in accordance with the law through GICB.

CHAPTER 14

GENERAL OBLIGATIONS OF COOPERATION

Article 66   Government’s General Obligations of Cooperation

The government shall cooperate with the Concessionaire so that the Concessionaire may fulfill its statutory and contractual obligations.

Article 67   Concessionaire’s General Obligations of Cooperation

For the applicability of the provisions of this Concession Contract, the Concessionaire shall cooperate with the government, and accordingly, upon the request of the government, provide all documents, information, materials or evidence and shall give any permission.

CHAPTER 15

OTHER OBLIGATIONS OF THE CONCESSIONAIRE

Article 68   Operation of Casinos and Other Premises and other Adjacent Property

The Concessionaire shall operate all ancillary facilities in the casinos and other premises and the adjacent property used for operating the conceded business in a normal way for the original purposes or authorized purposes.

Article 69   General Obligations of the Concessionaire

1.	The Concessionaire shall assume special obligations to procure and require all entities retained for developing the business covered by the concession to abide by all rules that ensure healthy organization and operation and the special security measures designed for the customers and staff of the casinos and other gaming areas and other people holding positions in the casinos and other gaming areas of the Concessionaire.

2.	In order to develop the business covered by the concession, the Concessionaire must retain entities that have appropriate licenses and permits and have appropriate professional and technical abilities in the relevant areas.

Article 70   Other Government Permissions

Any replacement, cancellation or change of certificates and records which relate to the business of the Concessionaire or obtaining the gaming equipment and instruments shall be subject to the permission of the government.

Article 71   Government Permission and Approval

An approval and permission of the government or its refusal to grant an approval and permission shall not exempt the Concessionaire’s obligation to timely perform its obligations under this Concession Contract and shall not result in any liability to the government, except that the government’s action will impose liabilities on or cause special and unusual damages to the Concessionaire.

CHAPTER 16

RESPONSIBILITIES OF THE CONCESSIONAIRE

Article 72   Assumption of Civil Liability to the Concession-Granting Entity

The Concessionaire shall be liable to the Concession-Granting Entity for any damage caused by the non-performance of all or a part of the Concessionaire’s legal or contractual obligations as a result of any fact that the Concessionaire is to blame.

Article 73   Exemption of the Concession-Granting Entity from Undertaking the Non-contractual Liabilities of the Concessionaire to a Third Party

1.	The Concession-Granting Entity shall not bear or share any liabilities of the Concessionaire that may constitute as a result of an act taken by the Concessionaire or taken by the Concessionaire for its benefits, involving or possibly involving civil liabilities or other liabilities.

2.	The Concessionaire shall comply with the general provisions of the relationship between the principal and the entrusted party and be liable for losses caused by the entities appointed by the Concessionaire for the development of the businesses covered by the concession.

CHAPTER 17

CHANGE OF THE ENTITY OF THE CONCESSION

Article 74   Assignment, Encumbrance, Conveyance and Transfer of Contract

1.	Unless permission of the government is obtained, the Concessionaire shall have an obligation not to, expressly or implicitly, formally or informally, assign, convey or transfer or otherwise create encumbrance over the operation of a casino or over the operation of any gaming area, or carry out any legal act that will have the same effect.

2.	Without prejudice to other applicable penalties or punishments, in case of an act in violation of the preceding paragraph, the Concessionaire shall pay the following penalties to the Macau SAR:

—	for assignment, conveyance or transfer of the operation of all of its casinos or gaming area: MOP 1,000,000,000;

—	for assignment, conveyance or transfer of the operation of a part of its casinos or gaming area: MOP 500,000,000; and

—	for creation of encumbrance over the operation of all or part of the casinos or gaming area: MOP 300,000,000.

3.	Enclosed with its application for the permission set forth in paragraph 1 shall be all required documents and clearly indicate all the terms of the contract to be entered into by the Concessionaire, without prejudice to the right of the government to request additional documents, materials or information.

Article 75   Sub-Concession

1.	Unless permission of the government is obtained, the Concessionaire shall be obliged not to grant a sub-concession of all or a part of the casinos granted under this concession or carry out any legal act that will have the same effect.

2.	Without prejudice to other applicable penalties or punishments, in case of an act in violation of the preceding paragraph, the Concessionaire shall pay the following penalties to the Macau SAR:

—	for sub-concession of all of the concession: MOP 500,000,000; and

—	sub-concession of a part of the concession: MOP 300,000,000.

3.	In order to obtain the permission set forth in paragraph 1, the Concessionaire shall inform the government of its intent to grant a sub-concession and shall provide all information that the government deems necessary, including all communications between the Concessionaire and the entity with which the Concessionaire intends to conclude a contract.

4.	Any sub-concession shall not exempt the Concessionaire from performing its statutory obligations or contractual obligations, unless permitted by the government. In addition, the Concessionaire, whether has faults or not, shall bear supplemental liabilities against the Macau SAR and have the right of plea for preference claims for the damages caused by the non-performance of all or a part of the Concessionaire’s contractual obligations as a result of any fact that the sub-concessionaire is to blame.

CHAPTER 18

NON-PERFORMANCE OF CONTRACT

Article 76   Non-performance of Contract

1.	The Concessionaire shall be liable to legal or contractual punishment or penalty if the Concessionaire fails to perform its responsibility or obligation hereunder or under government decisions as a result of any fact that the Concessionaire is to blame, without prejudice to the provisions of Articles 77 and 78.

2.	Under the situations of force majeure or other facts that the Concessionaire is proved not to blame, the Concessionaire shall be exempted from the responsibilities set forth in the preceding paragraph to the extent of actual hindrance of the timely and fully performance of the responsibilities or obligations.

3.	Events that are unforeseeable, irresistible or beyond [the control] of the Concessionaire and that the occurrence of their consequences does not rely on the intention and personnel situations of the Concessionaire, especially wars, terrorism, disruption of the public order, [pestilence], atomic radiation, fire, thunder and lightening, serious flood, cyclones, hurricanes, earthquake and other natural disasters directly affecting the businesses covered by the concession, shall be deemed to be the situations of force majeure and shall cause the consequences as specified in the following paragraph.

4.	In case of the occurrence of force majeure events, the Concessionaire shall immediately notify the government and promptly indicate the hindrance of its performance of the obligations under this Concession Contract caused by the occurrence of such events deemed by it and shall specify the measures under the circumstances that such measures are proposed to be implemented by the Concessionaire for the purpose of minimizing the effects of such events and/or for the performance of such obligations in compliance with these provisions.

5.	In case of the occurrence of any of the situations specified in paragraph 3, the Concessionaire shall promptly reconstruct the property damaged and/or recover the property damaged to its original status so as to resume the proper operation of the casino games of chance or games of other forms. If the Concessionaire does not have any economic benefit over the reconstruction and/or recovery of the aforesaid property, it shall transfer the [insurance benefits] to the Concession-Granting Entity.

CHAPTER 19

REVOCATION AND TERMINATION OF THE CONCESSION

Article 77   Discharge by Parties’ Agreement

1.	The government and the Concessionaire may discharge this Concession Contract at any time by the agreement of the parties.

2.	The Concessionaire shall be fully responsible for the effectiveness of the termination of contracts to which it is a party and the Concession-Granting Entity shall not bear any responsibilities in this regard unless it is agreed expressly otherwise.

Article 78   Redemption

1.	From the fifteenth year of the concession, the government may redeem the concession by at least one year prior notice to the Concessionaire sent by registered post with return slip request unless the laws stipulate otherwise.

2.	The Concession-Granting Entity shall enjoy all rights and undertake all obligations incurred as a result of the redemption from the lawful behaviors under [any contracts] effectively entered into by the Concessionaire before the date of notice set forth in the preceding paragraph.

3.	As regards obligations created under any contracts entered into by the Concessionaire after the notice set forth in paragraph 1, the Concession-Granting Entity shall bear such obligations only if such contracts have obtained permission from the government before their conclusion.

4.	The Concession-Granting Entity shall be responsible for the obligations created by the Concessionaire, without prejudice to its right to recourse against the Concessionaire for obligations created by the Concessionaire that exceeds the normal management of the conceded business.

5.	Upon the redemption of the concession, the Concessionaire shall have the right to obtain reasonable and fair compensation/indemnity for the benefits that the Concessionaire ceases to obtain as a consequence of the redemption of its Resort-Hotel-Casino referred to in the investment plans attached to this Concession Contract. The amount of compensation/indemnity will be calculated multiplying the amount of the revenue of the said Resort-Hotel-Casino in the financial year preceding the redemption, before deducting interest, depreciation and amortization, for the number of years to come until the expiration of the concession term.

Article 79   Temporary Administrative Participation

1.	In case of the occurrence or possible occurrence of the situation where the Concessionaire terminates or suspends the operation of all or a part of the conceded business without permission and which is not caused by force majeure or in case of the occurrence of serious chaos in the overall organization and operation of the Concessionaire or insufficiency of facilities and equipment which may affect the normal operation of the conceded business, the government may replace the Concessionaire directly or through a third party during the aforesaid termination or suspension or subsistence of the aforesaid chaos and insufficiency and shall ensure the operation of the conceded business and cause the adoption of necessary measures to protect the subject matter of this Concession Contract.

2.	During the period of temporary administrative participation, the expenses required for maintaining the normal operation of the conceded business shall be borne by the Concessionaire. Accordingly, the government may draw on the guarantee for the performance of the statutory obligations and contractual obligations of the Concessionaire and the guarantee provided by the controlling shareholders of the Concessionaire.

3.	If the reasons for the temporary administrative participation no longer exist and if the government deems appropriate, the government shall notify the Concessionaire to resume the normal operation of the conceded business within a prescribed period.

4.	If the Concessionaire does not want to or is not able to resume operation of the conceded business, or even though the operation of the conceded business is resumed, serious chaos or insufficiency continues to occur in its organization and operation, the government may announce to discharge this Concession Contract unilaterally on the basis that this Concession Contract is not performed.

Article 80   Unilateral Discharge due to Failure to Perform

1.	In case of the Concessionaire’s failure to perform its basic obligations in accordance with the laws or the provisions contained herein, the government may terminate the concession by unilateral discharge of this Concession Contract due to failure to perform.

2.	Major reasons for unilateral discharge of this Concession Contract shall be:

(1)	Deviation from the subject matter of the concession due to operation of gaming without permission or operation of business which do not fall within the business scope of the Concessionaire;

(2)	waiver of operation of the conceded business and suspension of operation of the conceded business without reasonable grounds for more than seven consecutive days or more than fourteen non-consecutive days within one calendar year;

(3)	temporary or definite transfer of all or part of the operation in violation of provisions concerning the concession system specified in Article 6;

(4)	failure to pay the taxes, premiums, levies or other returns payable to the Concession-Granting Entity as stipulated in the concession system specified in Article 6 and not impugned within the statutory time limit;

(5)	refusal or failure of the Concessionaire to re-gain the concession in accordance with the provisions of Article 79.4 or subsistence of conditions that may lead to temporary administrative participation notwithstanding that the concession has been re-gained;

(6)	repeated objections to the implementation of supervision and inspection power [by the government] or repeated failure to comply with government decisions, especially the instructions of the GICB;

(7)	systematic non-compliance with the basic obligations included in the concession system specified in Article 6;

(8)	failure to provide or supplement guarantee deposit or guarantees specified in this Concession Contract as required and within the prescribed period;

(9)	bankruptcy or insolvency of the Concessionaire;

(10)	carrying out any serious fraudulent activity whose purpose is to jeopardize the public interests;

(11)	serious and repeated violation of the implementation rules for carrying out casino games of chance or games of other forms or damage to the fairness of casino games of chance or games of other forms; or

(12)	termination of or amendments to the management contract entered into with the Management Company without the permission of the government.

3.	Without prejudice to the provisions of Article 83, in the occurrence of any of the situations specified in the preceding paragraph or any other situations which may cause the unilateral discharge of this Concession Contract in accordance with the provisions of this Article due to failure to perform, the government shall notify the Concessionaire to fully perform its obligations and remedy or indemnify the results caused by its behaviors within a prescribed period, except for those situations which cannot be remedied.

4.	If the Concessionaire fails to perform its obligations or correct or indemnify the results caused by its behaviors in accordance with the provisions as stipulated by the government, the government may unilaterally discharge this Concession Contract upon notification to the Concessionaire. The government may also notify in writing the entity which has undertaken to provide finance to the investment to be made and the obligations to be borne by the Concessionaire in accordance with and for the purposes of the provisions regarding financial capacity under the concession legal framework referred to in Article 6.

5.	Notice to the Concessionaire in connection with the decision to discharge this Concession Contract as specified in the preceding paragraph shall be effective immediately without going through any other procedures.

6.	In case of emergency and where the delay in the process of remedying the non-performance as specified in paragraph 3 is unbearable, the government may immediately perform temporary administrative participation in accordance with the provisions of the preceding Article without affecting the implementation of such process and violation of the provisions of paragraph 4.

7.	The Concessionaire shall be liable for damages as a result of the unilateral discharge of this Concession Contract in accordance with the provisions of this Article due to failure to perform, the damages shall be calculated in accordance with the general provisions of the laws.

8.	The unilateral discharge of this Concession Contract due to failure to perform will result in the immediate attribution of the ownership of the casinos and the equipment and utensils used for gaming, even though they are not located at the casinos, to the Concession-Granting Entity without compensation.

Article 81   Invalidity

1.	This Concession Contract shall become invalid as of the date of expiration of the concession term as stipulated in Article 8 and the contractual relationship between the parties to this Concession Contract shall terminate, without prejudice to the survival of applicable provisions contained herein after the expiration of the concession term.

2.	If the Concessionaire does not enter into the management contract as specified in Article 24.1 within 6 months after entering into this Concession Contract, this Concession Contract shall become invalid and the contractual relationship between the parties to the contract will be eliminated. However, this does not hinder the government from making decisions otherwise.

3.	In case of the occurrence of the invalidity as stipulated in the two preceding paragraphs, the Concessionaire shall be fully responsible for the effectiveness of the termination of the contracts to which it is a party and the Concession-Granting Entity shall not bear any responsibilities in this regard.

CHAPTER 20

AMENDMENT AND MODIFICATION OF CONTRACT

Article 82   Amendments To The Concession Contract

1.	This Concession Contract may be amended according to the law after negotiations between the government and the Concessionaire.

2.	Amendments to this Concession Contract and any Annex of this Concession Contract shall be made in compliance with the procedures set forth in Article 91 of the Administrative Regulations No. 26/2001.

CHAPTER 21

PHASES PRIOR TO LEGAL PROCEEDINGS

Article 83   Consultation Prior to Legal Proceedings

1.	The parties hereto shall resolve through consultation issues or disputes arising between them on the validity, application, execution, interpretation of or integration of the rules governing this Concession Contract.

2.	The occurrence of issues shall not exempt the Concessionaire from timely and full performance of the provisions of this Concession Contract and the government decisions notified to the Concessionaire according to the provisions contained herein or permit the Concessionaire to suspend the development of any aspect of its business. The relevant development shall continue to be made according to the provisions in effect on the date the issue is brought up.

3.	The provisions of the preceding paragraph regarding the performance by the Concessionaire of the government decisions shall also apply to the succeeding decisions made on the same matter even if such decisions are made after the date the consultation starts, provided that the first decision of such succeeding decisions is notified to the Concessionaire prior to the date the consultation starts.

CHAPTER 22

FINAL PROVISIONS

Article 84   Obtaining of Approvals, Licenses or Permits

1.	This Concession Contract shall not exempt the obligations of the Concessionaire to submit applications, pay fees and/or take measures for the purpose of obtaining the approvals, licenses or permits necessary for the operation of any aspect of its business or the performance of its obligations hereunder and shall not exempt the Concessionaire from abiding by or compliance with all requirements necessary for obtaining such approvals, licenses or permits and maintaining the effectiveness thereof.

2.	If any approval, license or permit set forth in the preceding paragraph is revoked, void, suspended or abolished or no longer be effective due to any reason, the Concessionaire shall notify the government immediately and state the measures taken or to be taken in order to re-gain such approval, license or permit or make such approval, license or permit effective again.

3.	None of the provisions contained herein shall be construed as replacing the statutory provisions or contracts on obtaining any approval, license or permit.

Article 85   Industrial Property Rights and Intellectual Property Rights

1.	In operating its business, the Concessionaire shall respect the industrial property rights and intellectual property rights according to the existing laws of the Macau SAR, and independently assume liabilities for infringement upon such property rights.

2.	As a condition precedent to the issuance of approvals, licenses and permits, especially those relating to the performance of the investment plans attached to this Concession Contract, the Concessionaire shall comply with all industrial property rights and intellectual property rights.

3.	The Concessionaire shall assign to the Concession-Granting Entity free of charge, research, drafts, plans, drawings, documents or other materials of any nature that are necessary or helpful for the Concessionaire to perform the duties hereunder or to exercise the rights granted hereunder.

4.	Upon the request of the Concession-Granting Entity, the Concessionaire must prepare any kind of document or declaration to confirm or register the rights set forth in the preceding paragraph.

5.	If the industrial property rights or intellectual property rights transferred or to be transferred to the Concession-Granting Entity according to this Article are infringed, and the Concessionaire has not solved any dispute with a third person over such infringement, the Concession-Granting Entity may interfere with such dispute to safeguard such property rights. The Concessionaire shall provide all assistance required for such purpose.

Article 86   Notices, Announcements, Permits and Approvals

1.	Unless otherwise provided, the notices, announcements, permits and approvals as referred to herein must be made in writing and delivered in the following method:

(1)	delivered in person, but the signature of the recipient is a must;

(2)	sent by fax, but the receipt of the fax is a must;

(3)	sent by registered mail with return receipt request.

2.	Permits granted by the government shall be prior permits, and conditions thereto may be stipulated.

3.	No answers to the application for permits and approvals or other requests made by the Concessionaire shall be deemed to be disapproval.

4.	For the applicability of the provisions of this Concession Contract, the following address and place for receiving faxes shall be deemed as the domicile of the parties hereto:

The Macau SAR:

Gambling Inspection and Coordination Bureau
21st Floor, China Plaza, No. 762-804, [Praia Grande] Avenue, Macau
Fax:   370296
Concessionaire:   Galaxy Casino Company Limited
Domicile:   Avenida da Praia Grande, n.°409, Edif. “China Law”, 25°, Macau
Fax: 371199

5.	Upon prior notice to the other party, the parties hereto may amend the aforesaid address and place for receiving faxes.

6.	For the applicability of the provisions of this Concession Contract, the following address and place for receiving faxes shall be deemed as the domicile of the Management Company:

Management Company: Venetian Macau Management Limited Domicile: Av. Dr. Mário Soares, n.º 25, Edif. Montepio, Apt. 25, 2º andar , Macau Fax: 712633

Article 87   Prohibition of Act Limiting Competition

1.	The Concessionaire must conduct its business in positive and fair competition, subject to the inherent principles of market economy.

2.	The Concessionaire has the obligation not to execute agreements or conduct agreed acts with other concessionaires or sub-concessionaires operating in the Macau SAR, or the management company of a concessionaire operating casino games of chance or games of other forms in the Macau SAR, or companies of the relevant group that may hinder, restrict or jeopardize competition in any manner.

3.	The Concessionaire has the obligation not to misuse the leading position it has in the market or the considerable market share it has in order to hinder, restrict or jeopardize competition.

Article 88   Gaming Intermediaries

The Concessionaire must assume liabilities to the government for the activities conducted in the casinos and other gaming areas by the gaming intermediaries registered in its company, its directors and cooperative parties. Accordingly, it shall supervise the activities of such intermediaries, directors and cooperative parties.

Article 89   Promotion of the Facilities of the Concessionaire

1.	The Concessionaire has the obligation to conduct publicity and marketing activities with respect to its facilities, especially the casinos, within and outside the Macau SAR.

2.	The government and the Concessionaire shall have the obligations to coordinate the work and activities in promoting Macau outside the territory of Macau when they conduct their publicity and marketing work and activities.

3.	Without permission of the government, the Concessionaire has the obligation not to allow the use of the image of its casinos or other places and adjacent areas for operating the conceded business or a large amount of introductory explanations implying the same in the website or website address of the Internet or any other place used for promoting interactive gambling.

Article 90   Contents Incorporated in the Concession Contract

The content of all portions of the tender submissions submitted by the Concessionaire in its capacity as a tenderer for the first public tender to grant (three) concessions to operate casino games of chance or games of other forms according to Chief Executive Order No. 217/2001 that do not have clear or unclear conflicts with this Concession Contract shall be deemed as being incorporated in this Concession Contract.

Article 91   Chips Used in the Operation of Conceded Business

1.	The Concessionaire must abide by the guidance of the government when it issues chips of any kind or nature and puts them into circulation.

2.	Without prejudice of the government determining a maximum amount for the number of chips put into circulation, the number of chips put into circulation does not depend upon permission of the government.

3.	The Concessionaire shall guarantee to pay by cash, check or equivalent credit proof for the chips put into circulation. .

4.	With respect to all chips put into circulation, the Concessionaire must provide cash and proof of high solvency to maintain solvency ratio, establish reserve funds and abide by the prudent rules stipulated by the government at any time in order to ensure the prompt payment for the chips.

Article 92   Confidentiality

1.	Documents prepared by the government or the Concessionaire for the implementation of the concession system as referred to in Article 6 or performance of the provisions of this Concession Contract shall have the nature of confidentiality, which may be provided to a third party only upon the permission of the other party.

2.	The government and the Concessionaire shall take necessary measures so that the staff of the public administrative authority of the Macau SAR are bound by the obligation of confidentiality under the guarantee of the government and the staff of the Concessionaire are bound by the obligation of confidentiality under the guarantee of the Concessionaire.

3.	The government and the Concessionaire shall urge others who are able to get access to or may get access to the confidential documents to compile with the obligation of confidentiality, especially those being able to do so through consultant contracts, labor provision contracts or other contracts.

Article 93   Complaint Book

1.	The Concessionaire shall set up a complaint book particularly for complaints in connection with the operation of casino games of chance or games of other forms, and ensure such complaint book for use by customers in the casinos and other gaming areas.

2.	The Concessionaire shall post notices in the casinos and other gaming areas in an outstanding manner, stating the existence of the complaint book.

3.	The Concessionaire shall submit a copy of the complaints written in the complaint book to the government in 48 hours, together with a report on such complaints prepared by the Concessionaire.

CHAPTER 23

TRANSITIONAL PROVISIONS

Article 94   Occupational Training Plan

1.	The Concessionaire must prepare the occupational training plan for employees who hold posts in the operation of the business covered by the concession within the time limit prescribed by the government.

2.	The Concessionaire must deliver to the government any other additional documents or materials with respect to the plan referred to in the preceding paragraph within the stipulated time limit.

Article 95   Deposit of the Company’s Capital

The Concessionaire shall maintain its capital to be deposited with a local credit institution or a branch or subsidiary of a credit institution permitted to be operated in the Macau SAR and such capital shall not be transferred before the commencement of business of the Concessionaire. The date which is expressly acknowledged by the government through the order of the Secretary for Economy and Finance to be the date of the commencement of business of a Concessionaire shall be deemed to be the date of the commencement of business of such Concessionaire.

Article 96   Managing Director Designated

1.	The government shall, within 15 days after the conclusion of this Concession Contract, notify the Concessionaire whether to permit the candidate specified in Annex I of the Administrative Regulations No. 26/2001 submitted by the Concessionaire in its capacity as a tenderer for the first public tender to grant (three) concessions to operate casino games of chance or games of other forms to act as the managing director of the Concessionaire.

2.	The provisions of Article 21.3 and Article 21.4 are applicable to the act of granting the management power of the Concessionaire for the first time to the managing director after the conclusion of this Concession Contract.

Article 97   Management Company Designated

1.	The government shall notify the Concessionaire, within 30 days upon the receipt of the application for approval as specified in Article 24.2, whether it approves the management contract proposed to be entered into between the Concessionaire and the Management Company, the candidate to act as the managing director of the Management Company as designated by Annex I to the Administrative Regulations No. 26/2001 submitted by the Management Company and the delegation of powers granting such managing director the authority to manage of the Management Company.

2.	If the government does not approve one or more items of the drafts of the Management Contract or the delegation of powers as specified in the preceding paragraph, the Concessionaire shall submit new drafts of the management contract and of the delegation of powers based on the comments provided by the government within 15 days.

3.	If the candidate specified in paragraph 1 is not approved by the government, the Concessionaire shall designate a new candidate as the managing director of the Management Company within 15 days upon the receipt of the notice of disapproval of the relevant candidate from the government, together with the form set forth in Annex II of the Administrative Regulations No. 26/2001 being completed by the specified candidate as the managing director.

Article 98   Bank Accounts

The Concessionaire shall, within 7 days after the conclusion of this Concession Contract, submit to the government the documents setting forth all bank accounts and the relevant balance in the name of the Concessionaire to the government.

Article 99   Declaration of the Obligations of Cooperation

The Concessionaire shall take measures to obtain a declaration executed by every shareholder owning 5% or more of the capital of the Concessionaire, every director of the Concessionaire and major employee holding key post in the casinos and every controlling shareholder, including the ultimate controlling shareholders of the Concessionaire, stating that such persons are willing to be bound by a special obligation to cooperate with the government. Accordingly, they shall provide any documents, information, materials or evidence and give any permission upon request. The Concessionaire shall submit to the government such declaration within 15 days after the conclusion of this Concession Contract.

Article 100   The Fixed Portion and the Variable Portion of the Premium

1.	The fixed portion of the annual premium as referred to in Article 47 shall be paid in proportion only from June 26th, 2005, unless the Concessionaire starts the operation of a casino or a gaming area within the Resort-Hotel-Casino facilities as set forth in the investment plan attached to this Concession Contract prior to such date, in which case the fixed portion of the premium shall be paid from such moment.

2.	The variable portion of the annual premium referred to in Article 47 shall be payable only when the operation of casino games of chance or games of other forms begins, no matter whether such operation is located within temporary facilities or the facilities referred to in the preceding paragraph. For the purpose of calculating the variable portion of the premium as referred to in Article 47, the Concessionaire shall, by no later than 10 days prior to the open day of its first casino or first gaming area, submit to the government a list which will set forth the number of gaming tables and the number of electrical or mechanical gaming machines including “slot machines” and the locations proposed to be operated by the Concessionaire in that year.

3.	If the Concessionaire opens its first casino or first gaming area in temporary facilities, the amount of the variable portion of the annual premium cannot be less than the amount that the long-term operation of 20 gaming tables exclusively to certain kinds of games or to certain players, especially of those located in special gaming halls or reserved areas, and the long-term operation of 20 gaming tables not reserved exclusively to certain kind of games or to certain players, until the operation of a casino or a gaming area in the facilities as referred to in paragraph 1 starts.

4.	The amount of the variable portion of the annual premium as referred to in Article 47.5 shall be amended by the Parties hereto from the third year after the conclusion of this Concession Contract.

Article 101   Approval of the Articles of Association of the Concessionaire and the Shareholders' Agreement between the Shareholders of the Company

The government shall, within 60 days after the conclusion of this Concession Contract, notify the Concessionaire whether the Articles of Association of the Concessionaire and its shareholders’ agreement have been approved.

Article 102   Appointment or Authorization

The Concessionaire shall, within 15 days after the conclusion of this Concession Contract, notify the government of all and any existing power of attorney or appointment of representatives for granting, on the basis of a stable relationship, the right to establish the legal acts relating to the operation of the enterprise in the name of the Concessionaire, so that the government may grant its permission. Save that this paragraph shall not apply to the power to handle routine matters especially with public departments or authorities. Or, the Concessionaire may submit a declaration during the foregoing period stating that such appointment or authorization does not exist.

Article 103   Existing Participation in the Operation of Casino Games of Chance and Gaming of Other Forms in Other Jurisdiction

The Concessionaire shall, within 15 days after the conclusion of this Concession Contract, notify the government of the existing participation in the operation of casino games of chance or gaming of other forms in any other jurisdiction by any of its directors and controlling shareholders, including the ultimate controlling shareholders, or all shareholders directly or indirectly holding the equivalent of 10% or more of the share capital of the Concessionaire, including the participation through a management contract.

Article 104   Composition of the Corporate Body of the Concessionaire

The Concessionaire shall, within seven days after the conclusion of this Concession Contract, notify the government of the composition of its Board of Directors, [panel of chairmen] of shareholders’ meetings and Supervisory Board and other corporate bodies on the day of execution of this Concession Contract.

Article 105   Structure of Shareholders and Share Capital

1.	The Concessionaire shall, within seven days after the conclusion of this Concession Contract, submit to the government the documents stating the shareholders’ structure of the Concessionaire on the day of execution of this Concession Contract.

2.	The Concessionaire shall, within seven days after the execution hereof, submit to the government the documents stating the structure of share capital of a legal person, especially a company, owning 5% or more of the share capital of the Concessionaire, and the share capital of a legal person owning 5% or more of the share capital of such legal person, and so on up to the share capital of a natural person or legal person that is an ultimate shareholder on the day of execution of this Concession Contract.

3.	The Concessionaire shall, within 15 days after the conclusion of this Concession Contract, submit to the government a declaration for the year 2002 as specified in Article 19.2.

Article 106   Limitation of the Number of Concession

1.	Up to April 1, 2009, the Concession-Granting Entity shall have the obligation not to grant any concession for the operation of the casino games of chance or gaming of other forms in accordance with the laws so as to maintain the number of the concession to be granted by not more than 3 at any time.

2.	If the Concession-Granting Entity grants the operation of the casino games of chance or games of other forms after the date specified in the preceding paragraph and the overall new concession conditions are more favorable than those specified hereunder, the government shall amend this Concession Contract so as to extend such favorable conditions to cover the Concessionaire.

Article 107   Amendment to the Percentage of Allocation

The percentages specified in Articles 48 and 49 shall be amended by the parties hereto in 2010.

Article 108   Effectiveness

This Concession Contract shall be written in two official languages and become effective as of the date of the execution hereof.

Execution of this Contract by both parties.

This Contract has been read aloud to all parties present and the contents of this Contract have been explained. Since the two representatives of the second party to this Contract do not know any of the official languages, they have been provided with the English translation of this Contract.

ANNEX TO THE CONCESSION CONTRACTINVESTMENT PLANS

Without prejudice to the applicability of Article 39 of this Concession Contract, the Concessionaire undertakes in particular to carry out the following projects:

1. A complex with Resort-Hotel-Casino to be concluded and open to the public in June 2006;

2. A complex with Resort-Hotel-Casino with a “The Venetian” theme to be concluded and open to the public in June 2006;

3. A Convention Center to be concluded and open to the public in December 2006;

Total amount: MOP 8.8 billion, to be spent within 10 years from the execution of this Concession Contract.